Exhibit 6.990

AGREEMENT FOR PURCHASE AND SALE

OF MEMBERSHIP INTERESTS

OF DOUBLE H SERVICES, LLC.

This AGREEMENT FOR PURCHASE AND SALE OF MEMBERSHIP INTERESTS OF DOUBLE H SERVICES, LLC .(this “Agreement”) is made, entered into and executed effective as the 24th day of February, 2021, by and between C&T OIL FIELD SERVICES, LLC., a Texas limited liability company (“Seller”) PRINCIPAL SOLAR, INC., a Delaware corporation (“Purchaser”), DOUBLE H SERVICES, LLC., an Oklahoma limited liability company (the “Limited Liability Company”), and BRIAN S. HOLMAN, an individual and 10% member of Limited Liability Company joining in this Agreement for the sole purpose of consenting to transactions contemplated by the Agreement.

W I T N E S S E T H:

WHEREAS, as of the date hereof, Seller is the owner of Ninety and No/100s percent (90.0%) of the total issued and outstanding Membership Interests in the Limited Liability Company (such interest being hereinafter referred to as the “Membership Interests”); and

WHEREAS, as of the date hereof, the parties desire to provide for the purchase by Purchaser from Seller of the Membership Interests representing Four and No/100s percent (4.0%) of the total issued and outstanding Membership Interests in the Limited Liability Company, pursuant to the terms and conditions herein contained; and

WHEREAS, the Limited Liability Company hereby consents to the transfer of the Membership Interests as a transaction between parties independent of the Limited Liability Company.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto covenant and agree as follows:

1. Sale and Purchase of Membership Interests. At the Closing (as hereafter defined) Seller shall bargain, grant, sell and convey the Membership Interests to Purchaser and, in reliance upon the representations, warranties and fulfillment of the obligations and agreements contained herein, Purchaser shall purchase from Seller such Membership Interests. Upon the Closing, Purchaser shall be deemed admitted as a Member of the Limited Liability Company.

2. Purchase Price and Terms. The purchase price for the Membership Interests shall be the amount of TWO HUNDRED SEVENTY-SEVEN THOUSAND FIVE HUNDRED AND NO/100S DOLLARS ($277,500.00) (the “Purchase Price”) and Purchaser shall deliver and pay the Purchase Price to Seller or to such payee as designated by Seller at the Closing in cash, wire transfer, or in good and collected funds.

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3. Closing. The date of closing of the transaction contemplated by this Agreement (the “Closing”) and the event of closing shall take place at the offices of Purchaser no later than 5:00 P.M. Dallas, Texas time July 30, 2021, unless otherwise extended by the mutual agreement of Seller and Purchaser (the “Closing Date”). The Closing shall be deemed and construed to have occurred upon (i) the execution and delivery of all the Closing documents by the respective signatory parties thereto and (ii) the payment to Seller of the Purchase Price. Purchaser shall bear all costs of Closing.

4. Conditions Precedent to Closing. Seller's obligation to close the transactions contemplated by this Agreement are expressly conditioned upon the Purchaser's performance of its obligations hereunder contemporaneously with Closing. Purchaser's obligation to close the transactions contemplated by this Agreement are expressly conditioned upon (i) the Seller's performance of its obligations hereunder and contemporaneously with Closing; (ii) and the Limited Liability Company not incurring any liability or entering into any agreement with a value of more than $5,000.

5. Documents of Sale and Conveyance. At the Closing, Seller shall execute and deliver to Purchaser such documents conveying to Purchaser the Membership Interests, free and clear of any and all liens, equities, claims, conditions, restrictions, options, prior assignments, security interests, charges, assessments, pledges, claims, restrictions or encumbrances whatsoever (collectively the ''Liens"), and shall be effected by delivery by Seller to Purchaser of (i) a duly executed Assignment of Membership Interest in substantially the form of Exhibit “A” attached hereto (the “Assignment”) (ii) any and all evidence of ownership of the Membership Interests to be acquired, if any, duly endorsed in blank for transfer or accompanied by a duly executed stock power or transfer, so as to vest in Purchaser the sole ownership thereof, free and clear of all liens, charges, claims and encumbrances; (iii) such other good and sufficient instruments of conveyance and transfer as shall be necessary to vest in Purchaser good and valid title to the Membership Interests (collectively the "Other Instruments"). At the Closing, Purchaser shall (iv) deliver the Purchase Price to Seller; and (v) execute such other documents reasonably required to consummate the transactions contemplated by this Agreement.

6. Non-dilution of Interest. The Limited Liability Company acknowledges that as of the Closing of this Agreement, Purchaser will own four percent (4.0%) of the total Membership Interests of the Limited Liability Company and that there is no agreement binding on the Limited Liability Company to issue any other Membership Interests to any person.

7. Representations and Warranties of Seller. In order to induce Purchaser to consummate the transaction contemplated by this Agreement, Seller hereby represents and warrants to Purchaser that:

(a)	Seller has full, complete, and absolute title to, and the unrestricted right and full power to sell and deliver, the Membership Interests, pursuant to the provisions of this Agreement;

(b)	All of such evidence of ownership of the Membership Interests have been duly and validly issued and are free and clear of all liens, encumbrances, claims, equities, and liabilities of every nature, other than those which may be imposed by operation of state or federal laws;

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(c)	At the Closing, the Membership Interests will not be the subject of any valid or existing agreement restricting the transferability thereof; and

(d)	The Membership Interests constitutes Four and No/100s percent (4.0%) of the total Membership Interests of the Limited Liability Company.

8. Representations and Warranties of Purchaser. In order to induce Seller to consummate the transaction contemplated by this Agreement, Purchaser hereby represents and warrants to Seller that:

(a)	The Membership Interests are being acquired by Purchaser pursuant to this Agreement for investment and not with a view towards the distribution thereof, and Purchaser will not make any sale or distribution of all or any portion thereof, except in compliance with all applicable securities laws;

(b)	No person, corporation, partnership or association is entitled to any commission or finder's or broker's fees upon consummation of any of the transactions contemplated by this Agreement and Purchaser warrants that it will pay, defend or discharge any claim arising out of any action which it took or communication which it made to any party which results in the assertion of a finder's or broker's fee with respect to this Agreement;

(c)	Purchaser has been given an opportunity to examine such instruments, documents and other information relating to the Limited Liability Company as Purchaser has deemed necessary or advisable in order to make an informed decision relating to its purchase of the Membership Interests and its suitability as an investment. Purchaser has been afforded an opportunity to ask all questions and to obtain any additional information necessary in order to verify the accuracy of the information furnished to it and Purchaser has, in fact, asked all such questions and reviewed all such instruments, documents and other information as Purchaser has deemed necessary under the circumstances in connection with its purchase of the Membership Interests; and

(d)	Purchaser warrants and represents that it is a corporation duly organized and authorized to enter into this transaction.

9. Restricted Interest. The parties hereto acknowledge that the Membership Interests have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and the transferability of any certificates evidencing the Membership Interests, if any, are restricted under such laws and that such certificates shall contain the appropriate restrictions on transfer and resale.

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10. Default. In the event that Purchaser shall fail to purchase the Membership Interests in accordance with the terms and conditions of this Agreement, or otherwise default in the performance of Purchasers obligations pursuant to this Agreement, for any reason whatsoever other than Sellers default or as otherwise permitted hereunder, Seller may, at Seller's option, seek specific performance of this Agreement or such other remedy at law or in equity to which Seller is entitled.

In the event that Seller shall default in the performance of Sellers obligations hereunder, for any reason whatsoever other than Purchasers default or as otherwise permitted hereunder, Purchaser may, at Purchasers option and as Purchasers sole and exclusive remedy seek specific performance of this Agreement.

11. Further Acts. Each party hereto agrees to perform any and all such further and additional acts and execute and deliver any and all such further and additional instruments and documents as may reasonably be necessary in order to carry out the provisions and effectuate the intent of this Agreement.

12. Benefit. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors, assigns, legal representatives, heirs, and legatees.

13. Modifications. This Agreement may be altered or amended in whole or in part only by written instrument signed by all the parties hereto setting forth such changes.

14. Entire Agreement. The Agreement supersedes all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. No waiver of any terms of this Agreement shall be valid unless signed by the party against whom such waiver is asserted.

15. Severability. Should anyone or more of the provisions hereof be determined to be illegal or unenforceable, all the other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

16. Governing Law. The laws of the State of Oklahoma shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

17. Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or effect the meaning, construction, or effect of this Agreement or any of the provisions hereof.

18. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement, but in making proof hereof, it shall only be necessary to produce one such counterpart.

19. Dates. If any date of significance hereunder falls upon a Saturday, Sunday, or legal holiday such date will be deemed moved forward to the next day which is not a Saturday, Sunday, or legal holiday. The terms "working day" shall mean days elapsed exclusive of Saturday, Sunday, or legal holidays.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement asofthedayand year first above written.

(Signatures of parties on following pages)

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Executed by Seller effective the 24th day of February 2021.

SELLER:

C&T OIL FIELD SERVICES, LLC.,
A Texas limited liability company

By: /s/ Charles Minshew
Charles Minshew, III, President

Executed by Purchaser effective the 24th day of February 2021.

PURCHASER:

PRINCIPAL SOLAR, INC.,
A Delaware corporation

By: /s/ K. Bryce Toussaint
K. Bryce Toussaint, MBA, CPA
Chief Executive Officer

Executed by Limited Liability Company effective the 24th day of February 2021.

LIMITED LIABILITY COMPANY:

DOUBLE H SERVICES, LLC.,
An Oklahoma limited liability company

By: /s/ Charles Minshew
Charles Minshew, III, President

CONSENT AND JOINDER

FOR SOLE PURPOSE OF APPROVING

TRANSACTIONS:

/s/ Brian S. Holman

Brian S. Holman, 10% Member of

Double H. Services, LLC.

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EXHIBIT “A”

TO

AGREEMENT FOR PURCHASE AND SALE

OF MEMBERSHIP INTERESTS

OF DOUBLE H SERVICES, LLC.

FORM OF ASSIGNMENT

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ASSIGNMENT OF MEMBERSHIP INTERESTS

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF DALLAS	§

That C&T OIL FIELD SERVICES, LLC., a Texas limited liability company ("Seller"), for and in consideration of the sum of TEN and no/100 DOLLARS ($10.00), paid in cash, and other good and valuable consideration paid by PRINCIPAL SOLAR, INC., a Delaware corporation ("Purchaser") to Seller upon execution and delivery of this Assignment of Membership Interests(the "Assignment"), the receipt and sufficiency of which is hereby expressly acknowledged and confessed, has bargained and sold, and by these presents does GRANT, SELL, ASSIGN, TRANSFER and CONVEY unto Purchaser, its successors and assigns, all right, title and interest in and to the following Membership interests (the "Membership Interests");

FOUR AND NO/100s PERCENT (4.0%) of the membership interest units representing a 4.0% membership interest in DOUBLE H SERVICES,LLC.,an Oklahoma limited liability company (the "Limited Liability Company") together with the respective proportionate interest of Seller in and to the capital, assets, profits, and losses of the Limited Liability Company.

I.

For the express purpose and with the intent of inducing Purchaser to purchase the Membership Interests, and knowing that Purchaser is relying upon the same and paying good and valuable consideration therefor, Seller hereby makes the following representations, warranties, covenants and indemnifications to Purchaser, all of which are intended to survive the consummation of this transaction and any examination or inquiry by Purchaser in connection herewith:

A.	Seller is a limited liability company.

B.	Seller has all requisite powers and authority to enter into this Assignment and to perform its obligations hereunder. The execution, delivery and performance of this Assignment has been duly and validly authorized by all necessary action on the part of Seller. This Assignment constitutes a valid and binding obligation of Seller enforceable in accordance with its terms. The Membership Interests represent 4% of the total Membership Interests Seller owns in Double H Services, LLC.

C.	Neither the execution, delivery and performance of this Assignment nor the consummation of the transactions provided for herein will conflict with or result in a breach by Seller of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which it is bound or will result in a violation of any applicable law, ordinance, regulation, permit, authorization or decree or order of any court or other governmental agency.

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D.	Neither Seller, nor any of Seller's, employees, agents, or affiliates has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions, or finders' fees in connection with the transaction contemplated by this Assignment.

E.	No consent or approval of, or notice to or other action by, any governmental body or agency or any other person or party is required in order to perfect the sale and assignment of the Membership Interests and to complete this transaction. No governmental franchise, license, consent, approval, authorization, or permit is required for Purchaser to own and utilize the Membership Interests.

F.	Seller has good and indefeasible title to the Membership Interests, subject to no existing mortgage, pledge, lien, security interest, conditional sale, option, or other title retention agreement, lease, encumbrance, restriction, due and unpaid taxes, or charge whatsoever. Seller has never previously sold, assigned, Membership, pledged, hypothecated, ·or otherwise disposed of all or any portion of the Membership Interests. Seller warrants and will defend the title to the Membership Interests hereby sold to Purchaser, its successors, and assigns, against the claims, demands and charges of all persons whomsoever, by through and under Seller but not otherwise.

G.	Seller agrees to execute and deliver to Purchaser, from time to time, such further and particular assignments, consents, approvals, or other instruments in writing as Purchaser may request as appropriate or desirable to confirm Purchaser's title in and to the Membership Interests.

II.

This Assignment may be executed in any number of identical counterparts, each of which for all purposes is deemed to be an original, but all of which shall constitute collectively one agreement. No party to this Assignment shall be bound hereby until the counterpart of this Assignment has been executed by all parties hereto.

IN WITNESS WHEREOF, Purchaser and Seller have hereunto affixed their hands effective the 24th day of February 2021.

SELLER:

C&T OIL FIELD SERVICES, LLC.

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